UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2017

ZIMMER BIOMET HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 East Main Street

Warsaw, Indiana 46580

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (574) 267-6131

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act  ☐

Item 2.02	Results of Operations and Financial Condition.

On July 11, 2017, Zimmer Biomet Holdings, Inc. (the “Company”) issued a press release announcing its preliminary second quarter 2017 sales and earnings results. The press release is attached hereto as Exhibit 99.1 and the information set forth therein is incorporated herein by reference and constitutes a part of this report.

The information contained in Item 2.02 of this report, including Exhibit 99.1 hereto, is being furnished and shall not be deemed to be “filed” with the Securities and Exchange Commission (“SEC”) for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company issued a press release on July 11, 2017 announcing changes in its senior management and Board of Directors. The press release is attached hereto as Exhibit 99.2.

Effective July 11, 2017, David C. Dvorak stepped down as President and Chief Executive Officer and a member of the Board of Directors of the Company. Mr. Dvorak will remain with the Company as an employee in an advisory capacity for a period of time. The Company did not enter into, amend or modify any material compensatory plans or arrangements in connection with Mr. Dvorak’s departure. Mr. Dvorak will be entitled to certain compensation and benefits following his departure under existing arrangements.

Also effective July 11, 2017, the Board appointed Daniel P. Florin, age 53, the Company’s Senior Vice President and Chief Financial Officer, to serve in the additional role of Interim CEO until a permanent successor has been named, and elected Mr. Florin as a member of the Board of Directors to fill the vacancy resulting from Mr. Dvorak’s departure from the Board. Mr. Florin is not expected to be appointed to any committees of the Board.

The Compensation and Management Development Committee of the Board approved changes to certain aspects of Mr. Florin’s compensation arrangements, effective July 11, 2017.

Mr. Florin’s base salary was increased to $1,153,188 for the period during which he serves as Interim CEO. The Committee also approved a one-time, time-based restricted stock unit (“RSU”) award to Mr. Florin under the Company’s 2009 Stock Incentive Plan (the “2009 Plan”) with a grant date of August 1, 2017 and a grant date fair value of approximately $1,000,000. Mr. Florin’s RSU award will be subject to the terms and conditions of the 2009 Plan and an applicable RSU award agreement under the 2009 Plan, the form of which is filed as Exhibit 10.1 to this report. The RSU award will vest ratably on the first and second anniversaries of the grant date. Vesting may be accelerated in the event of involuntary termination of employment without cause, death or Retirement (as that term is defined in the 2009 Plan).

Other aspects of Mr. Florin’s compensation arrangements as described in the Company’s definitive proxy statement filed with the SEC on March 30, 2017 remain unchanged.

Mr. Florin has been the Senior Vice President and Chief Financial Officer of the Company since June 2015. He served as Senior Vice President and Chief Financial Officer of Biomet, Inc. from June 2007 to

June 2015. Prior to joining Biomet, Mr. Florin served as Vice President and Corporate Controller of Boston Scientific Corporation from 2001 through May 2007. Before being appointed Corporate Controller in 2001, Mr. Florin served in financial leadership positions within Boston Scientific Corporation and its various business units. Prior to joining Boston Scientific Corporation, Mr. Florin worked for C.R. Bard from October 1990 through June 1995.

There are no family relationships between Mr. Florin and any of the Company’s directors or executive officers. There are no other arrangements or understandings between Mr. Florin and any other person pursuant to which Mr. Florin was selected as an officer or director of the Company. Mr. Florin is not a party to any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Form of RSU award agreement

99.1	Press release announcing preliminary financial results issued on July 11, 2017

99.2	Press release announcing leadership transition issued on July 11, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2017

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Chad F. Phipps
Name:	Chad F. Phipps
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of RSU award agreement

99.1	Press release announcing preliminary financial results issued on July 11, 2017

99.2	Press release announcing leadership transition issued on July 11, 2017